Exhibit 3.345

LIMITED LIABILITY COMPANY AGREEMENT

OF

CIVF I-WA1M07, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of CIVF I—WA1M07, LLC is entered into as of the 13th day of July, 2005 by Cabot Industrial Value Fund, L.P., a Delaware limited partnership, as sole member (the “Member”).

The Member, by execution of this Agreement, hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), and hereby agrees as follows:

1. Name. The name of the limited liability company formed hereby is CIVF I—WA1M07, LLC (the “Company”).

2. Principal Business Office. The principal business office of the Company shall be located at c/o Cabot Properties, One Beacon Street, 17th Floor, Boston, Massachusetts 02108.

3. Registered Office and Registered Agent. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

4. Name and Address of the Member. The name and the mailing address of the Member are Cabot Industrial Value Fund, L.P., c/o Cabot Properties, One Beacon Street, 17th Floor, Boston, Massachusetts 02108.

5. Certificates. An authorized person on behalf of the Company shall execute, deliver and file the Certificate of Formation for the Company with the Secretary of State of the State of Delaware, setting forth the information required by Section 18-201 of the Act, and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

6. Purpose. The initial purpose of the Company shall be limited solely (i) to acquire, own, develop, hold for investment, manage, operate, lease, sell, exchange, finance, dispose of and otherwise realize the economic benefit from the real estate and interests in the premises located at 800 SW 27th Street, Renton, Washington (the “Mortgaged Premises”), (ii) to enter into a Note and Loan Assumption Agreement (the “Assumption Agreement”) with U.S. Bank National Association, as successor trustee c/o GMAC Commercial Mortgage Corp. (“Lender”) and (iii) to engage in such other activities as are incidental, necessary, and appropriate to the foregoing purpose, and any other lawful business, trade, purpose or activity permitted to a Borrower and limited liability company organized in Delaware to accomplish the foregoing.

7. Term. The term of the Company shall commence on the date the Certificate of Formation for the Company is filed with the Delaware Secretary of State and shall continue until dissolved pursuant to Section 14 of this Agreement. The existence of the Company as a separate legal entity shall continue until cancellation of the Company’s Certificate of Formation.

8. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or officer shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or officer of the Company.

9. Admission of the Member. The Member is deemed admitted as the Member of the Company upon its execution and delivery of this Agreement.

10. Capital; Percentage Interest; Allocation of Profits and Losses. The Member owns one hundred percent (100%) of the interest in the Company, and shall contribute capital of the Company in such amounts and at such times as the Member may determine. All items of income, gain, loss, deduction and credit shall be allocated one hundred percent (100%) to the Member.

11. Distributions. Distributions shall be made to the Member at such times and in such amounts as are determined by the Member.

12. Management; Officers.

(a) Management. In accordance with Section 18-402 of the Act, management of the Company shall be vested solely and exclusively in the Member. The Member shall have the full power and authority to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including, without limitation, all powers, statutory or otherwise, possessed by a member of a limited liability company under the laws of the State of Delaware. The Member has the authority to bind the Company.

(b) Appointment of Officers. The Member may from time to time appoint officers of the Company and assign in writing titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Member determines otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are customarily associated with that office. Any delegation pursuant to this Section 12(b) may be revoked at any time by the Member.

(c) Compensation and Reimbursements. No compensation shall be paid to any officer of the Company for the performance of services in such capacity, nor shall any such officer be reimbursed for any expenses except as otherwise provided in writing.

13. Exculpation and Indemnification. Neither the Member nor any officer of the Company (an “Indemnified Party”) shall be liable to the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Indemnified Party by this Agreement, except that the Indemnified Party shall be liable for any such loss, damage or claim incurred by reason of the Indemnified Party’s willful misconduct or gross negligence. To the fullest extent permitted by applicable law, the Indemnified Party shall be entitled to indemnification from the Company for any loss, damage or claim incurred by the Indemnified Party by reason of any act or omission performed or omitted by the Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Indemnified Party by this Agreement, except that the Indemnified Party shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by the Indemnified Party by reason of willful misconduct or gross negligence with respect to such acts or omissions; provided, however, that any indemnity under this Section 13 shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

14. Incurring Debt. The Borrower’s ability to incur indebtedness other than the Loan is limited to incurring liabilities in the ordinary course of its business that are related to the ownership and operation of the Mortgaged Premises.

15. Transfers. If required under the documents evidencing or securing the Loan, the Company may not transfer any direct or indirect ownership interests in the Company without the prior written consent of Lender, not to be unreasonably withheld. Notwithstanding the foregoing, this no consent is required for transfers of ownership interest in the upper tiers of ownership of the Company, including Cabot Properties, Inc., and [the REIT—Mark Bechard to provide full accurate name].

16. Separateness Covenants. The Company hereby covenants to maintain and perform the following requirements:

(a)	Maintain books and records separate from any other person or entity;

(b)	Maintain bank accounts separate from any other person or entity;

(c)	Not commingle the Company’s assets with those of any other person or entity and hold all assets in the Company’s name;

(d)	Conduct business under the Company’s name;

(e)	Maintain separate financial statements, showing the Company’s assets and liabilities separate and apart from those of any other person or entity;

(f)	Pay its own liabilities and expenses only out of the Company’s own funds;

(g)	Observe all Delaware limited liability company and other organizational formalities;

(h)	Maintain aim’s length relationships with affiliates and enter into transactions with affiliates only on commercially reasonable terms;

(i)	Pay the salaries of employees, if any, from the Company’s own funds;

(j)	Maintain a sufficient number of employees to operate the Company’s business on a commercially reasonable basis;

(k)	Not guarantee or become obligated for the debts of any other entity or person, other than as contemplated under the terms of the Loan and Loan Assumption;

(l)	Not hold out its credit as being available to satisfy the obligations of any other person or entity;

(m)	Not acquire the obligations or securities of its affiliates or owners, including the Member;

(n)	Not make loans to any other person or entity or to buy or hold evidence of indebtedness issued by any other person or entity (Other than cash and investment-grade securities);

(o)	Allocate fairly and reasonably any overhead expenses that are shared with an affiliate, including paying for office space and services performed by any employee of an affiliate;

(p)	Use separate stationery, invoices, and checks bearing the Company’s name;

(q)	Not pledge the Company’s assets for the benefit of any other person or entity;

(r)	Hold the Company out as a separate identity, including correcting any known misunderstandings regard its separate identity;

(s)	Not identify the Company as a division of any other person or entity; and

(t)	Maintain adequate capital in light of the Company’s contemplated business operations.

17. Subordination. Notwithstanding anything contained in this or any other organizational document to the contrary, any obligation which the Company may owe to any of its officers, directors, members or affiliates (collectively, “Interested Parties”), whether characterized as a salary, fee or indemnification, shall not constitute a claim against the Company until, and shall be subject to and fully subordinate to, the prior payment in full of the Loan, provided however, so long as no Default or Event of Default exists under the Loan Documents to the extent the Company has cash flow or other available liquid assets (exclusive of any of reserve accounts to be maintained under the Loan Documents) in excess of the amount necessary to make current payments of principal and interest due under the Loan Documents, the Company may pay when due (without any acceleration caused by the Company) the scheduled obligations due to the Interest Parties of the Company.

18. No Amendments. So long as the Loan has not been paid off, the Company shall refrain from amending the provisions specified above in Sections 14 through 17 without the approval of such amendment by the Lender, not to be unreasonably withheld.

19. Dissolution.

(a) Events of Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (i) the election of the Member, or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act, but not prior to the maturity or payoff of the Loan.

(b) Bankruptcy of the Member. The bankruptcy of the Member will not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c) Liquidation and Winding Up. In the event of dissolution, the Company shall be wound up and its assets liquidated. In connection with the dissolution and winding up of the Company, the Member or such other person designated by the Member shall proceed with the sale, exchange or liquidation of all of the assets of the Company, and shall conduct only such other activities as are necessary to wind up the Company’s affairs, and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

20. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

21. Construction. As used in this Agreement, the masculine gender shall include the feminine and neuter, and the singular number shall include the plural, and vice versa.

22. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

23. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

24. Amendments. This Agreement may not be modified, altered, supplemented or amended except in a writing signed by the Member. Any attempt to modify, alter, supplement or amend this Agreement in any other manner will be null and void ab initio and of no force or effect.

25. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Member and any Indemnified Party, and no other person or entity is entitled to rely upon or benefit from this Agreement or any term hereof.

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IN WITNESS WHEREOF, the Member has, intending to be legally bound hereby, executed this Agreement as of the date first above written.

CABOT INDUSTRIAL VALUE FUND, L.P., a Delaware limited partnership

By:	Cabot Industrial Value Fund Manager, LLC, its General Partner

	By:	Cabot Properties, Inc., its Manager

By:
Name:
Title: